Exhibit (a)(5)(A)
QXO Launches $11 Billion Tender Offer to Acquire Beacon Roofing Supply for
$124.25 Per Share in Cash
Urges Beacon Shareholders to Secure Significant and Immediate Cash Value by Tendering
into QXO’s Offer
GREENWICH, Conn., January 27, 2025 – QXO, Inc. (NYSE: QXO) today announced that it is commencing an all-cash tender offer to acquire all outstanding shares of Beacon Roofing Supply, Inc. (Nasdaq: BECN) for $124.25 per share. This price implies a 37% premium above Beacon’s 90-day unaffected volume-weighted average price of $91.02 per share as of November 15, 2024. The total transaction enterprise value is approximately $11 billion.
QXO intends to complete the acquisition quickly after the tender offer expires in 20 business days, subject to the terms of the offer. The proposed transaction is not subject to any contingencies related to financing or due diligence. QXO expects that the waiting periods under the Hart-Scott-Rodino Act and the Canadian Competition Act will have expired or been waived by the time the tender offer expires.
Brad Jacobs, chairman and chief executive officer of QXO, said, “Our compelling offer would get cash into the hands of Beacon shareholders immediately at a significant premium to the unaffected share price. We believe that Beacon would be a strong fit for QXO and a key part of our plan to become a forward-looking leader in building products distribution.”
In addition, QXO reiterates that it intends to pursue all options to complete a transaction, including nominating directors for election at Beacon’s Annual Meeting.
Secured Financing in Place
QXO has secured full financing commitments from Goldman Sachs, Morgan Stanley, Citi, Credit Agricole, Wells Fargo and Mizuho. The proceeds from the financing commitments, together with QXO’s cash on hand, will be sufficient to pay 100% of the purchase consideration, any required refinancing of Beacon’s debt, and associated transaction fees and expenses.
Terms
The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, at the end of February 24, 2025, unless the offer is extended. The full terms, conditions and other details of the tender offer are set forth in the offering documents that QXO is filing today with the Securities and Exchange Commission (the “SEC”).
Morgan Stanley & Co. LLC is acting as lead financial advisor to QXO, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel.
About QXO
QXO provides technology solutions, primarily to clients in the manufacturing, distribution and service sectors. The company provides consulting and professional services, including specialized programming, training and technical support, and develops proprietary software. As a value-added reseller of business application software, QXO offers solutions for accounting, financial reporting, enterprise resource planning, warehouse management systems, customer relationship management, business intelligence and other applications. QXO plans to become a tech-forward leader in the $800 billion building products distribution industry. The company is targeting tens of billions of dollars of annual revenue in the next decade through accretive acquisitions and organic growth. Visit QXO.com for more information.
Forward-Looking Statements
This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,”

“goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between QXO and Beacon, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether Beacon will cooperate with QXO regarding the proposed transaction; the ultimate result should QXO commence a proxy contest for election of directors to Beacon’s board of directors; QXO’s ability to consummate the proposed transaction with Beacon; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; QXO’s ability to finance the proposed transaction; the substantial indebtedness QXO expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; QXO’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. QXO cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.
Important Additional Information and Where to Find It
This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the SEC on January 27, 2025, and Beacon will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time), and the Solicitation/Recommendation Statement when available, as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that QXO and the Purchaser file with the SEC will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.
QXO and the other participants intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 annual meeting of stockholders of Beacon. QXO strongly advises all stockholders of Beacon to read the preliminary proxy statement, any amendments or supplements to such proxy statement, and other proxy materials filed by QXO with the SEC as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov and at QXO’s website at investors.qxo.com. In addition, the participants in this proxy solicitation will provide copies of the proxy statement, and other relevant documents, without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.
Certain Information Concerning the Participants
The participants in the proxy solicitation are anticipated to be QXO, Brad Jacobs, Ihsan Essaid, Matt Fassler, Mark Manduca and individuals nominated by QXO (the “QXO Nominees”). QXO expects to determine and announce the QXO Nominees prior to the nomination deadline for the 2025 annual meeting of stockholders of Beacon. As of the date of this communication, other than 100 shares of common stock of Beacon beneficially owned by QXO, none of the participants that have been identified has any direct or indirect interest, by security holdings or otherwise, in Beacon.

Media Contacts
Joe Checkler
joe.checkler@qxo.com
203-609-9650
Steve Lipin / Lauren Odell
Gladstone Place Partners
212-230-5930
Investor Contacts
Mark Manduca
mark.manduca@qxo.com
203-321-3889
Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212-750-5833